Exhibit 21.01

DOMESTIC SUBSIDIARIES

American Shale Oil Corporation (DE)
American Shale Oil, LLC (DE), Assumed Name in TX: AMSO, LLC
AMSO Holdings I, Inc. (DE)
AMSO Holdings, LLC (DE)
Evergreen Gas & Electric, LLC (DE) Genie Energy International Corporation (DE) Genie Mongolia, Inc. (DE) Genie Oil and Gas, Inc. (DE)
IDT Energy, Inc. (DE) Residents Energy, LLC(NY) North American Energy, Inc. (DE) Trupro Energy, LLC (CT) Virtual Power Hedging, LLC (DE)

FOREIGN SUBSIDIARIES

Name	Country of Formation
Genie Dutch Holdings B.V.	Netherlands
Genie Energie B.V.	Netherlands
Genie Energy International (Genie Energy International is a registered trade name)	Netherlands
Genie Energy Israel Ltd. Genie IP B.V. Genie Israel Oil & Gas Ltd. Genie Mongolia B.V. Israel Energy Initiatives Ltd.	Israel Netherlands Israel Netherlands Israel